                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [x]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [x] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 CEPHALON, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                [Cephalon Logo]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 16, 2000

                            ------------------------

TO THE STOCKHOLDERS OF CEPHALON, INC.:

     Notice is hereby given that the annual meeting of stockholders of CEPHALON, INC., a Delaware corporation (the "Company" or "Cephalon"), will be held at The Desmond Great Valley Hotel & Conference Center, One Liberty Boulevard, Malvern, Pennsylvania, on Tuesday, May 16, 2000, at 9:30 a.m. Philadelphia time, for the following purposes:

          1. To elect seven directors;

          2. To approve an amendment to, and restatement of, the Company's Equity Compensation Plan; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record as of the close of business on March 21, 2000 will be entitled to notice of the annual meeting and to vote at the annual meeting and any adjournment thereof. A list of stockholders of the Company entitled to vote at the meeting will be available for inspection by a stockholder at the Company's office, for the ten days prior to the annual meeting and during normal business hours.

                                          By Order of the Board of Directors,

                                          JOHN E. OSBORN
                                          Secretary
West Chester, Pennsylvania
April 11, 2000

             EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN
        THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES
          NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER
          DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED,
                REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                                [Cephalon Logo]

                                 CEPHALON, INC.
                             145 BRANDYWINE PARKWAY
                     WEST CHESTER, PENNSYLVANIA 19380-4245

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Cephalon, Inc. (the "Company" or "Cephalon"), for use at the 2000 annual meeting of stockholders to be held at The Desmond Great Valley Hotel & Conference Center, One Liberty Boulevard, Malvern, Pennsylvania, on Tuesday, May 16, 2000, at 9:30 a.m. Philadelphia time, and at any adjournment thereof. This proxy statement and the accompanying proxy card are expected to be first distributed to stockholders on or about April 11, 2000.

     In addition to the use of the mails, proxies may be solicited by telephone by officers, directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also has retained the services of MacKenzie Partners, Inc. as the Company's proxy solicitation agent for the 2000 annual meeting, at a cost of approximately $5,000. The Company also will request banks, brokers and other custodians, nominees and fiduciaries to solicit proxies from beneficial owners, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

     The Company's annual report to stockholders for the fiscal year ended December 31, 1999, including financial statements, is being mailed to stockholders with this proxy statement but does not constitute a part of this proxy statement.

                             VOTING AT THE MEETING

     Only holders of shares of common stock of the Company, par value $.01 per share ("Common Stock"), of record at the close of business on March 21, 2000 are entitled to vote at the meeting and at any adjournment thereof. As of that date, there were 33,264,686 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding held in the name of such stockholder. The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the meeting shall constitute a quorum.

     Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a stockholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the meeting in accordance with the directions specified by each stockholder. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the board of directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment. However, execution of the accompanying proxy will not affect the right of a stockholder to attend the meeting and vote in person. Any stockholder granting a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy card, at any time before the proxy is voted.

     A plurality of the votes cast is required for the election of directors. Votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld from a nominee(s) will be excluded entirely from this vote and will have no effect on the election of any such nominee(s).

     The proposal to amend and restate the Company's Equity Compensation Plan (the "Plan") requires for its approval the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will not have any effect on the proposal.

     Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals. Any broker non-votes on the proposal to amend and restate the Plan will have no effect on the outcome of this proposal, because such broker non-votes are not treated as shares present and entitled to vote under Delaware law.

     Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy card from the broker or bank assigning voting rights to you for your shares.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

     Seven directors are to be elected at the 2000 annual meeting. The term of each director expires at the next annual meeting of stockholders and each person shall hold office until the election and qualification of his respective successor or until his earlier death, removal or resignation. The board of directors consists of such number of directors as is fixed from time to time by resolution adopted by the board of directors. The board of directors currently is authorized to have seven members.

     The nominees for election as directors of the Company are Drs. Baldino, Feeney and Witzel and Messrs. Egan, Greenacre, King and Moley. All nominees are presently directors of the Company whose current terms expire at the time of the 2000 annual meeting of stockholders. All nominees have consented to be named, and have agreed to serve if elected.

     The seven directors are to be elected by a plurality of the votes cast. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby for the election of all such nominees. The board of directors believes all nominees will be able to serve as directors. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the board of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.
                       ----------------------------------

                             NOMINEES FOR ELECTION
                       ----------------------------------

                                                                                           YEAR FIRST
                                           PRINCIPAL OCCUPATIONS DURING PAST FIVE            BECAME
      NAME OF DIRECTOR        AGE              YEARS AND CERTAIN DIRECTORSHIPS              DIRECTOR
      ----------------        ---          --------------------------------------          ----------
Frank Baldino, Jr.,                                                                         1987
  Ph.D. ....................  46    Dr. Baldino, founder of the Company, has served as
                                    Chief Executive Officer and director since the
                                    Company's inception. He was appointed Chairman of the
                                    Board of Directors in 1999. He currently serves as a
                                    director of Adolor Corporation, a pharmaceutical
                                    company, Pharmacopeia, Inc., a developer of
                                    proprietary technology platforms for pharmaceutical
                                    companies, and ViroPharma, Inc., a biopharmaceutical
                                    company. Dr. Baldino holds several adjunct academic
                                    appointments.
William P. Egan.............  55    Since 1979, Mr. Egan has served as President of Burr,   1988
                                    Egan, Deleage & Co., a venture capital company. Mr.
                                    Egan also is a general partner of ALTA Communications
                                    VI, L.P., ALTA Communications VII, L.P. and ALTA
                                    Communications VIII, L.P., venture capital firms, and
                                    a director of Cypress Communications, a
                                    communications service provider.
Robert J. Feeney, Ph.D. ....  74    From October 1987 to August 1997, Dr. Feeney served     1988
                                    as a general partner of Hambrecht & Quist Life
                                    Science Technology Fund, a life sciences venture
                                    capital fund affiliated with Hambrecht & Quist
                                    Incorporated. For 37 years prior thereto, Dr. Feeney
                                    was employed at Pfizer Inc., a pharmaceutical
                                    company, and last served as its Vice President of
                                    Licensing and Development. Dr. Feeney currently
                                    serves as a director of QLT PhotoTherapeutics Inc., a
                                    Canadian biotechnology company.

                                                                                           YEAR FIRST
                                           PRINCIPAL OCCUPATIONS DURING PAST FIVE            BECAME
      NAME OF DIRECTOR        AGE              YEARS AND CERTAIN DIRECTORSHIPS              DIRECTOR
      ----------------        ---          --------------------------------------          ----------
Martyn D. Greenacre.........  58    Since June 1997, Mr. Greenacre has been President,      1992
                                    Chief Executive Officer and director of Delsys
                                    Pharmaceutical Corporation, a formulation and drug
                                    delivery system company. From 1993-96, Mr. Greenacre
                                    served as President and Chief Executive Officer and
                                    as a director of Zynaxis Inc., a biopharmaceutical
                                    company. From 1989-92, Mr. Greenacre was Chairman
                                    Europe, SmithKline Beecham Pharmaceuticals. He joined
                                    SmithKline & French in 1973 where he held positions
                                    of increasing responsibility in commercial operations
                                    and management. Mr. Greenacre currently serves as a
                                    director of Creative Biomolecules, Inc., a
                                    biotechnology company, and Genset s.a., a human
                                    genome sciences company.
David R. King...............  50    Since 1981, Mr. King has been a partner in the          1999
                                    Business and Finance Section of the law firm of
                                    Morgan, Lewis & Bockius LLP, Philadelphia,
                                    Pennsylvania. Mr. King's practice focuses on
                                    biotechnology and emerging growth companies and he
                                    has extensive experience in corporate and securities
                                    law matters.
Kevin E. Moley..............  53    From November 1998 to December 1999, Mr. Moley served   1994
                                    as Chairman of the Board of Directors of Patient Care
                                    Dynamics LLC, a provider of computer hardware and
                                    software to physicians. From January 1996 to February
                                    1998, Mr. Moley was President and Chief Executive
                                    Officer of Integrated Medical Systems, Inc., where he
                                    served as a director since 1994. From February 1993
                                    to December 1995, Mr. Moley was Senior Vice President
                                    of PCS Health Systems, a provider of prescription
                                    management services. From 1989-92, Mr. Moley served
                                    in the Bush administration as an Assistant Secretary
                                    of the U.S. Department of Health and Human Services
                                    ("HHS"), and from 1992-93 as Deputy Secretary of HHS.
                                    Mr. Moley also serves as a director of Innovative
                                    Clinical Solutions, Ltd., a site management company,
                                    Merge Technologies, Inc., a medical imaging software
                                    company, Perse Technologies, a medical billing
                                    company and ProxyMed, a medical claims clearing house
                                    company.
Horst Witzel, Dr.-Ing.......  72    From 1986 until his retirement in 1989, Dr. Witzel      1991
                                    served as the Chairman of the Board of Executive
                                    Directors of Schering AG, a German pharmaceutical
                                    company, and, prior to 1986, was a member of the
                                    Board of Executive Directors in charge of Production
                                    and Technology. Dr. Witzel currently serves as a
                                    director of The Liposome Company, Inc., a
                                    biotechnology company.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The board of directors of the Company met on six occasions in the fiscal year ended December 31, 1999. The Bylaws of the Company provide that the board of directors, by resolution adopted by a majority of the entire board of directors, may designate committees, each of which shall consist of one or more directors. The board of directors annually elects from its members the Audit Committee and the Stock Option and Compensation Committee (the "Compensation Committee"). Each director attended all of the meetings of the board of directors and the respective committee or committees on which he served during such period.

     Audit Committee. The Audit Committee is presently composed of three non-employee directors, Messrs. Egan, Greenacre and Moley. This committee meets with the Company's independent public accountants to review the scope and results of auditing procedures and the Company's accounting procedures and controls. The Audit Committee also provides general oversight with respect to the accounting principles employed in the Company's financial reporting. The Audit Committee met two times during 1999.

     Stock Option and Compensation Committee. The Compensation Committee is presently composed of two non-employee directors, Dr. Witzel and Dr. Feeney. The Compensation Committee annually reviews the performance and total compensation package for the Company's executive officers, including the Chief Executive Officer; considers the modification of existing compensation and employee benefit programs and the adoption of new plans; administers the terms and provisions of the Equity Compensation Plan and the Cephalon, Inc. 401(k) Profit Sharing Plan; and reviews the compensation and benefits of non-employee directors. The administration of such plans includes the determination, subject to the respective plan provisions, of the individuals eligible to receive awards, the individuals to whom awards are granted, the nature of the awards to be granted, the number of awards to be granted, and the exercise price, vesting schedule, term and all other conditions and terms of the awards to be granted. The Compensation Committee met five times during 1999.

        PROPOSAL 2 -- APPROVAL OF AMENDMENT TO, AND RESTATEMENT OF, THE
                            EQUITY COMPENSATION PLAN

     At the meeting, there will be presented to the stockholders a proposal to approve an amendment to, and restatement of, the Company's Equity Compensation Plan (the "Plan"). The purpose of the Plan is to provide designated employees of the Company and its subsidiaries, as well as certain consultants and advisors who provide valuable services to the Company or its subsidiaries ("Key Advisors") and non-employee members ("Non-Employee Directors") of the Board of Directors of the Company (the "Board") with the opportunity to receive grants of incentive stock options ("ISOs"), nonqualified stock options ("NQSOs") and stock awards ("Stock Awards"). The Company believes that the Plan encourages participants to contribute significantly to the growth of the Company, thereby benefitting the Company's stockholders. It is the Company's view that the Plan aligns the economic interests of the participants with those of the stockholders. The Plan was adopted in 1995 and will expire by its terms in 2005.

     On February 22, 2000, the Board adopted an amendment to, and restatement of, the Plan to effect certain substantive changes, to provide additional flexibility in administering the Plan, and to modify the Plan to reflect changes in applicable tax and securities laws. The following is a summary of the material features of the amended and restated Plan, including proposed changes to the existing Plan which are highlighted in bold text below.

MATERIAL FEATURES OF THE PLAN

     General. The Plan provides for the grant of ISOs or NQSOs, (collectively, "Stock Options") and Stock Awards. The Plan currently authorizes up to 4,700,000 shares of Common Stock of the Company for issuance pursuant to the terms of the Plan. The maximum share limits are subject to adjustment in the event of stock dividend, spinoff, recapitalization, split, combination, exchange, reclassification, merger or other corporate change. If and to the extent Stock Options granted under the Plan terminate, expire or are canceled without being exercised, or if any shares subject to a Stock Award are forfeited, the shares subject to such option or award will become available again for purposes of the Plan. No grantee may receive grants of Stock Options for more than fifty-percent (50%) of the aggregate number of shares of Common Stock issued or available for issuance under the Plan. The stockholders are not being asked to approve any increase in the number of shares of Common Stock available for issuance under the Plan.

     Administration. Currently, the Plan is administered and interpreted by a Committee, which consists of not less than two persons appointed by the Board from among its members, each of whom must be a "disinterested person" as previously required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). THE STOCKHOLDERS ARE BEING ASKED TO CONSIDER AND APPROVE AN AMENDMENT

WHICH WOULD CONFORM THE COMPOSITION OF THE COMMITTEE TO THE CURRENT TAX AND SECURITIES LAW RULES. Accordingly, under the amended and restated Plan, the Committee will consist of not less than two persons appointed by the Board from among its members, each of whom may be "outside directors" as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and related Treasury regulations, and "non-employee directors" as defined in Rule 16b-3 of the Exchange Act. The Committee has the sole authority to determine (i) the persons to whom Stock Options and Stock Awards (collectively "Grants") may be granted under the Plan, (ii) the type, size and other terms and conditions of each Grant, (iii) the time when the Grants are to be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, and (iv) any other matters arising under the Plan. The Committee's interpretations and determinations will be conclusive and binding on all persons having an interest in the Plan or in any Grants awarded.

     Grants. All Grants are subject to the terms and conditions set forth in the Plan and to those other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the designated individual (the "Grant Letter"). Grants under the Plan need not be uniform as among other recipients of the same type of Grant.

     Eligibility. All employees of the Company and its subsidiaries are eligible to participate in the Plan (including officers and employees who are members of the Board). In addition, Non-Employee Directors and Key Advisors are eligible to participate in the Plan.

     Currently, the Committee selects the employees and Key Advisors of the Company and its subsidiaries, who are eligible for Grants under the Plan. As of March 1, 2000, approximately 384 employees and 12 Key Advisors were eligible for grants under the Plan. The Committee is authorized, in its discretion, to select the employees and Key Advisors who will receive Grants (the "Grantees") from among those eligible and to determine the number of shares of Common Stock that are subject to each Grant. Non-Employee Directors are only eligible to receive NQSOs under the Plan as described below.

     Grants to Non-Employee Directors. Currently, Non-Employee Directors of the Company automatically receive, without the exercise of discretion of the Committee, formula grants of NQSOs. Under the Plan, each new Non-Employee Director receives a Grant of an NQSO to purchase 15,000 shares of Common Stock immediately upon his or her first becoming a member of the Board. In addition, on each date that the Company holds its annual meeting of stockholders, each Non-Employee Director in office immediately after the annual meeting, automatically receives a Grant of an NQSO to purchase 10,000 shares of Common Stock. Currently, six Non-Employee Directors are entitled to and have received grants of NQSOs under the Plan. Currently, the Plan provides that a Non-Employee Director will not be eligible to receive, in the aggregate, under the Plan, Stock Options to purchase in excess of 50,000 shares of Common Stock (subject to certain adjustments). The terms of the Stock Options granted to Non-Employee Directors are also fixed by the terms of the Plan such that the Stock Options have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant and the Stock Options become exercisable with respect to 25% of the shares of Common Stock underlying such options on each anniversary following the date of grant. THE STOCKHOLDERS ARE BEING ASKED TO CONSIDER AND APPROVE AN AMENDMENT THAT WOULD ELIMINATE THE 50,000 SHARE LIMITATION ON THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE SUBJECT TO STOCK OPTIONS GRANTED TO A NON-EMPLOYEE DIRECTOR AND THAT WOULD ALLOW THE BOARD TO MAKE DISCRETIONARY GRANTS OF NQSOS TO NON-EMPLOYEE DIRECTORS IN ADDITION TO THE PRESCRIBED FORMULA GRANTS. THE AMENDMENT WOULD ALSO AUTHORIZE THE BOARD TO DETERMINE THE TERMS, INCLUDING THE EXERCISE PRICE AND VESTING SCHEDULE OF THE FORMULA GRANTS AND ANY DISCRETIONARY GRANTS TO NON-EMPLOYEE DIRECTORS.

     Stock Options. The Committee may grant Stock Options intended to qualify as ISOs within the meaning of section 422 of the Code or NQSOs, that are not intended to so qualify, or any combination of ISOs and NQSOs. Non-Employee Directors and Key Advisors may only receive NQSOs.

     The Committee fixes the exercise price per share on the date of grant. The exercise price per share of an NQSO may be greater than, less than or equal to the fair market value of the underlying shares of Common Stock on the date of grant. The option exercise price of any ISO granted under the Plan may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. The current measure of fair market value on a particular date is the closing price of a share of Common Stock as reported on the NASDAQ National Market on that date. However, if the Grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the option price per share of an ISO must be at least 110% of the fair market value of a share of Common Stock on the Date of Grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a Grantee during any calendar year exceeds $100,000, such ISOs are treated as NQSOs.

     The Committee determines the term of each Stock Option; provided, however, that the option term may not exceed ten years from the date of grant and, if the Grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the option term may not exceed five years from the date of grant. The exercise period for Stock Options commences on the date of grant and ends on such date as is determined by the Committee, in its sole discretion, which is specified in the Grant Letter. A Grantee may exercise a Stock Option by delivering notice of exercise to the Committee with accompanying payment of the option price. Currently, the Grantee may pay the option exercise price in cash, by delivering shares of Common Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the option exercise price, or with a combination of cash and shares of Common Stock. THE STOCKHOLDERS ARE BEING ASKED TO CONSIDER AND APPROVE AN AMENDMENT THAT WOULD MAKE THE METHODS BY WHICH A GRANTEE MAY SATISFY THE OPTION EXERCISE PRICE UNDER THE PLAN SUBJECT TO COMMITTEE APPROVAL AND AFFORD THE COMMITTEE FLEXIBILITY TO APPROVE OTHER METHODS OF EXERCISE. ACCORDINGLY, UNDER THE AMENDED AND RESTATED PLAN, AT THE COMMITTEE'S DISCRETION, A GRANTEE WOULD BE PERMITTED TO EXERCISE HIS OR HER STOCK OPTIONS WITH CASH, TENDERING SHARES OF COMMON STOCK ALREADY OWNED BY THE GRANTEE, ATTESTATION (ON A FORM PROVIDED BY THE COMMITTEE) TO OWNERSHIP OF SUCH SHARES OR A COMBINATION OF BOTH CASH AND SHARES, OR BY ANY OTHER METHOD OF SATISFACTION OF THE OPTION EXERCISE PRICE THE COMMITTEE MAY APPROVE.

     Stock Awards. The Committee may issue or transfer shares of Common Stock pursuant to a Stock Award to employees or Key Advisors under the Plan. Shares may be issued or transferred for cash consideration or for no cash consideration, as the Committee determines. The number of shares of Common Stock granted to each Grantee is determined by the Committee. The Grant Letter may provide for a period (the "Restriction Period") during which the Grant will remain subject to certain restrictions ("Restricted Stock Award"), including restrictions on transferability. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Common Stock to which the Restriction Period applies, except to a successor grantee in the event of the Grantee's death. If a Grantee's employment terminates or if a Grantee who is a Key Advisor ceases to perform services for the Company during the Restriction Period, the Stock Award terminates with respect to all of the shares of Common Stock covered by the Stock Award as to which the restrictions have not lapsed, and those shares of Common Stock shall be forfeited and if issued, immediately returned to the Company. All restrictions imposed under the Stock Award lapse upon the expiration of the applicable Restriction Period. In addition, the Committee may determine as to any or all Stock Awards that all restrictions will lapse under such other circumstances as it deems appropriate. The Grantee does not have the right to vote, or receive dividends in respect of any shares of Common Stock until the applicable Restriction Period has expired, unless otherwise determined by the Committee. The Committee may determine that the Company will retain possession of certificates for Stock Awards until all restrictions on such shares have lapsed.

     Withholding Tax. Currently, all Grants under the Plan are subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Grantee or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants. The Plan also allows, if the Committee so permits, a Grantee to elect, in a form and manner prescribed by the Committee, to satisfy the Company's income tax withholding obligation with respect to a Grant by having shares withheld up to an amount that does not exceed the Grantee's maximum marginal tax rate for federal (including FICA), state and local tax liabilities. If the Grantee is an officer or director within the meaning of 16a-1(f) under the Exchange Act, such election must be irrevocable and must be made six months prior to

(1) the exercise of any Stock Option or (2) the date all restrictions lapse with respect to such shares. THE APPLICABLE TAX LAWS AND SECURITIES LAW RELATING TO A GRANTEE'S ELECTION TO SATISFY INCOME TAX WITHHOLDING OBLIGATION HAS CHANGED. ACCORDINGLY, THE AMENDED AND RESTATED PLAN COMPLIES WITH SUCH CHANGES IN THE TAX LAW REGARDING THE MINIMAL APPLICABLE WITHHOLDING TAX RATE AND ELIMINATES THE PRIOR ELECTION AND PRIOR APPROVAL REQUIREMENTS FOR OFFICERS AND DIRECTORS AS WAS MANDATED UNDER PRIOR SECURITIES LAW.

     Section 162(m). Under section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated officers in any year. Total remuneration includes amounts received upon the exercise of Stock Options granted under the Plan and the value of shares received when shares subject to Stock Awards became transferable (or such other time when income is recognized). However, an exception is available for "qualified performance-based compensation" that meets certain requirements. The Plan is structured to permit Stock Options to meet the requirements of "qualified performance-based compensation" under section 162(m). Generally, Stock Awards will not meet the requirements of "qualified performance-based compensation."

     Transferability. Grants are generally not transferable by the Grantee, except in the event of death, or, if permitted by the Committee with respect to NQSOs or Stock Awards, pursuant to a domestic relations order. THE STOCKHOLDERS ARE BEING ASKED TO CONSIDER AND APPROVE AN AMENDMENT THAT WOULD ALLOW THE COMMITTEE, IN ITS SOLE DISCRETION, TO PERMIT A GRANTEE TO TRANSFER NQSOS TO FAMILY MEMBERS OR TRUSTS OR PARTNERSHIPS FOR FAMILY MEMBERS, ON SUCH TERMS AS THE COMMITTEE DEEMS APPROPRIATE, PROVIDED THAT THE GRANTEE RECEIVES NO CONSIDERATION AND THE OPTION CONTINUES TO BE SUBJECT TO THE SAME TERMS AND CONDITIONS AFTER THE TRANSFER.

     Amendment and Termination. Currently, the Board may amend or terminate the Plan at any time, provided, however, that any amendment that materially increases the benefits accruing to Grantees under the Plan, or increases the number (or individual limit for any Grantee) of shares of Common Stock that may be issued under the Plan, or materially modifies the requirements as to eligibility for participation will be subject to approval by the stockholders of the Company. The foregoing stockholder approval requirements were designed to comply with requirements no longer applicable under Rule 16b-3 under the Exchange Act and applicable tax rules. THE STOCKHOLDERS ARE BEING ASKED TO CONSIDER AND APPROVE AN AMENDMENT THAT WOULD ALLOW THE BOARD TO AMEND OR TERMINATE THE PLAN AT ANY TIME; PROVIDED, HOWEVER, THAT THE BOARD MAY NOT MAKE ANY AMENDMENT WITHOUT STOCKHOLDER APPROVAL IF SUCH APPROVAL IS REQUIRED IN ORDER TO COMPLY WITH THE CODE OR OTHER APPLICABLE LAWS, OR TO COMPLY WITH APPLICABLE STOCK EXCHANGE REQUIREMENTS. The Plan will terminate on February 1, 2005, unless terminated earlier by the Board or extended by the Board with approval of the stockholders. The termination of the Plan will not impair the Committee's power and authority with respect to outstanding grants.

     Amendment and Termination of Outstanding Grants. The termination or amendment of the Plan after a Grant is made may not materially impair the rights of a Grantee unless (1) the Grantee consents, (2) the Committee revokes the Grant because it is contrary to law, or (3) the Committee modifies the Grant to comply with a valid and mandatory government regulation. Whether or not the Plan has terminated, an outstanding grant may be terminated or amended by the Committee in accordance with the preceding sentence or may be amended by agreement of the Company and the Grantee.

     Corporate Transactions/Change of Control of the Company. In the event of a "Corporate Transaction" all outstanding Stock Options will automatically accelerate and become immediately exercisable and all restrictions with respect to Stock Awards will lapse unless, and only to the extent that, such Grants and options are assumed or replaced by the successor corporation (or parent thereof) with options or awards meeting certain requirements as specified in the Plan.

     The Plan defines "Corporate Transaction" to mean the occurrence of either of the following stockholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which more than 50% of the combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of more than 75% of the Company's assets in a single or related series of transactions.

     In the event an employee ceases employment by reason of an "Involuntary Termination" within 36 months after a Corporate Transaction in which his or her outstanding Stock Options were assumed or replaced or Stock Awards were replaced, or within 36 months after a "Change of Control," each Stock Option (or replacements thereof) will automatically accelerate and become fully exercisable and all restrictions applicable to Stock Awards (or replacements thereof) will lapse. "Change of Control" is generally defined in the Plan as a change in ownership or control of the Company through (i) the acquisition of more than 30% of the combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which the Board does not recommend such stockholders accept; or (ii) a change in the composition of the Board over a 24 month or shorter period such that a majority of the Board's members cease to continue as members subject to certain conditions described in the Plan.

     The Plan defines "Involuntary Termination" to mean the termination of service of any Grantee of the Company or any successor thereto which occurs by reason of (i) such individual's involuntary dismissal or discharge by the Company or the successor thereto for reasons other than the commission of any act of fraud, embezzlement or dishonesty by the Grantee, any unauthorized use or disclosure by such individual of confidential information or trade secrets of the Company or its successor, or any other intentional misconduct by such individual adversely affecting the business or affairs of the Company or its successor in a material manner, or (ii) such individual's voluntary resignation, in either case following: (a) a change in his or her position with the Company or the successor thereto which materially reduces his or her level of responsibility, (b) a reduction in his or her level of compensation (including base salary, significant fringe benefits or any non-discretionary and objective-standard incentive payment or bonus award) by more than 10% in the aggregate, or (c) a relocation of such individual's place of employment by more than 50 miles, only if such change, reduction or relocation is effected by the Company or the successor thereto without the individual's consent.

     Upon the occurrence of a Corporate Transaction or upon Involuntary Termination of a Non-Employee Director within 36 months following a Change of Control, all outstanding Stock Options granted to Non-Employee Directors will automatically accelerate and become fully exercisable and will remain fully exercisable until the expiration of the option term or earlier surrender of such Stock Option.

     Option and Stock Award Information. As of March 1, 2000, an aggregate of 767,061 shares of Common Stock had been awarded subject to Stock Awards under the Plan, and options to purchase 2,985,212 shares of Common Stock (net of cancellation) had been granted as of such date under the Plan, of which 2,575,600 were outstanding.

            FEDERAL INCOME TAX CONSEQUENCES OF GRANTS UNDER THE PLAN

     The current federal income tax treatment of grants under the Plan is generally described below. Local and state tax authorities may also tax incentive compensation awarded under the Plan, and tax laws are subject to change. Grantees are urged to consult with their personal tax advisors concerning the application of the general principles discussed below to their own situations and the application of state and local tax laws.

     There are no federal income tax consequences to a Grantee or to the Company upon the grant of an NQSO under the Plan. Upon the exercise of an NQSO, a Grantee will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by the exercise of an NQSO, a Grantee will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the Grantee's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the Grantee at the time of exercise of the
NQSO). The capital gain tax rate will depend upon the length of time the shares are held and certain other factors.

     A Grantee who is granted an ISO will not recognize taxable income for purposes of the regular federal income tax, upon either the grant or exercise of the ISO. However, for purposes of the alternative minimum tax imposed under the Code, in the year in which an ISO is exercised, the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be treated as an item of adjustment and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. A Grantee who disposes of the shares acquired upon exercise of an ISO after two years from the date the ISO was granted and after one year from the date such shares were transferred to him or her upon exercise of the ISO will recognize capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price (or the Grantee's other tax basis in the shares), and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the ISO.

     Generally, if a Grantee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the exercise price, and the Company will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be capital gain, depending upon the length of time the Grantee held his or her shares prior to the disposition and certain other factors.

     A Grantee normally will not recognize taxable income upon receiving Restricted Stock, and the Company will not be entitled to a deduction, until such stock is transferable by the Grantee or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the stock is either transferable or no longer subject to a substantial risk of forfeiture, the Grantee will recognize ordinary compensation income in an amount equal to the fair market value of the shares (less any amount paid for such shares) at that time, and the Company generally will be entitled to a deduction in the same amount. A Grantee may, however, elect to recognize ordinary compensation income in the year the Restricted Stock is awarded in an amount equal to the fair market value of the shares subject to the Restricted Stock Grant (less any amount paid for such shares) at that time, determined without regard to the restrictions. In such event, the Company generally will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the Grantee upon subsequent disposition of the shares will be capital gain or loss.

     The Company's income tax deduction in any of the foregoing cases may be limited by the $1,000,000 limit of Code section 162(m) if the grant does not qualify as "qualified performance-based compensation" under Code section 162(m) (see "Section 162(m)" above).

VOTE REQUIRED FOR APPROVAL

     The proposal to amend and restate the Plan requires for its approval the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will not have any effect on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE OF APPROVAL FOR PROPOSAL 2.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table summarizes the compensation for the periods ended December 31, 1999, 1998 and 1997 of those persons who were, at any time during the last completed fiscal year, the Company's Chief Executive Officer and who were, at December 31, 1999, the other four executive officers who earned the highest compensation during the last completed fiscal year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                      --------------------------------------   ------------------------------------------
                                                                                        AWARDS
                                                                               -------------------------
                                                                   OTHER                      SECURITIES
                                                                   ANNUAL       RESTRICTED    UNDERLYING      ALL OTHER
                                                                  COMPEN-         STOCK        OPTIONS         COMPEN-
            NAME               YEAR   SALARY($)   BONUS($)(1)   SATION($)(2)   AWARDS($)(3)   GRANTED(#)     SATION($)(4)
            ----               ----   ---------   -----------   ------------   ------------   ----------     ------------
----------------------------
Frank Baldino Jr., Ph.D. ....  1999   $450,000     $314,500       $20,968       $1,132,625      41,000          $9,600
Chairman and Chief             1998   $416,000     $235,000       $20,999       $  157,500      70,000          $9,600
Executive Officer              1997   $385,000     $173,300       $22,912       $        0      60,000          $9,500
                               ------------------------------------------------------------------------------------
Jeffry L. Vaught, Ph.D. .....  1999   $254,400     $ 76,300       $14,106       $  276,250      10,000          $9,600
Senior Vice President and      1998   $240,000     $ 72,000       $13,570       $   31,500      20,000          $9,600
President, Research and        1997   $209,000     $ 37,600       $12,913       $   42,000      11,400          $9,500
Development
                               ------------------------------------------------------------------------------------
Robert P. Roche, Jr. ........  1999   $210,833     $ 96,000       $12,095       $  517,191      15,000          $9,600
Senior Vice President,         1998   $179,000     $ 59,617       $     0       $   23,625      10,000          $9,600
Sales and Marketing            1997   $169,000     $ 32,273       $     0       $   31,500       7,400          $9,500
                               ------------------------------------------------------------------------------------
J. Kevin Buchi...............  1999   $229,438     $ 74,900       $15,465       $  506,005      13,000          $9,600
Senior Vice President and      1998   $202,500     $ 50,000       $15,133       $   31,500      20,000          $9,600
Chief Financial Officer        1997   $191,000     $ 34,400       $14,706       $   42,000      10,300          $9,500
                               ------------------------------------------------------------------------------------
Earl W. Henry, M.D.(5) ......  1999   $245,700     $ 53,100       $14,767       $  248,625       9,000          $9,600
Senior Vice President,         1998   $224,916     $ 45,000       $ 6,537       $   31,500      20,000          $9,600
Clinical Research and          1997   $ 75,803     $ 24,000       $ 1,350       $   31,500      24,900          $5,146
Regulatory Affairs

---------------
(1) Bonuses for 1999 performance were paid on January 14, 2000.

(2) The amounts shown for certain officers include:

    (a) Automobile allowances in 1999, as follows: Dr. Baldino $11,700; Dr. Vaught $10,200; Mr. Roche $5,950; Mr. Buchi $10,200; and Dr. Henry $10,200.

    (b) Financial estate planning advice in 1999, as follows: Dr. Baldino $3,117; Dr. Vaught $900; Mr. Roche $3,745; and Mr. Buchi $3,745.

    (c) Supplemental long-term disability insurance in 1999, as follows: Dr. Baldino $4,773; Dr. Vaught $1,755; Mr. Roche $2,400; Mr. Buchi $1,520;
        and Dr. Henry $1,925.

    (d) Deferred compensation amounts above the 120% applicable federal rate are as follows: Dr. Baldino $1,378 and Dr. Vaught $1,251.

    (e) Relocation reimbursement in 1999, as follows: Dr. Henry $2,642.

(3) Dollar amount shown equals number of shares subject to each Restricted Stock Award, multiplied by the per share stock price on the award date. This amount does not take into account the diminution in value attributable to the restrictions applicable to the shares. The Restricted Stock Awards reported in this table were made on November 21, 1997, December 16, 1998, June 11, 1999, and December 15, 1999 and the restrictions on such shares will lapse over four years at the rate of 25% per year, on each anniversary of the award. The shares subject to the Restricted Stock Awards made on December 15, 1999, based on a closing price of the Common Stock on December 15, 1999 of $27.625, had the following dollar values: Dr. Baldino -- 41,000 shares for a dollar value of $1,132,625; Dr. Vaught -- 10,000 shares for a dollar value of $276,250; Mr. Roche -- 15,000 shares for a dollar value of $414,375; Mr. Buchi -- 13,000 shares for a dollar value of $359,125; Dr. Henry -- 9,000 shares for a dollar value of $248,625. The shares subject to the Restricted Stock Awards made on June 11, 1999, based on a closing price of the Common Stock on June 11, 1999, of $14.688, had the following dollar values: Mr. Roche -- 7,000 shares for a dollar value of $102,816; Mr.
    Buchi -- 10,000 shares for a dollar value of $146,880. Such shares on March 1, 2000, based on a closing price of the Common Stock on that date of $69.969 had a dollar value of: Dr. Baldino -- $2,868,729; Mr.
    Buchi -- $1,609,287; Mr. Roche -- $1,539,318; Dr. Vaught -- $699,690; and
    Dr. Henry -- $629,721. No dividends will be paid on such shares until the applicable restrictions have lapsed. After the lapse of the applicable restrictions on the shares underlying these awards, any dividends would be paid at the same rate as on other shares of Common Stock. However, the Company has never declared or paid cash dividends on the Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

(4) The amounts shown represent Company matching contributions during calendar years 1997, 1998 and 1999 under the Cephalon, Inc. 401(k) Profit Sharing Plan which covers all of the Company's eligible employees.

(5) Dr. Henry commenced employment with the Company in August 1997. In August 1997, Dr. Henry received 22,500 Stock Options priced at $10.725 per share. On November 21, 1997, Dr. Henry received 2,400 Stock Options priced at $10.50 per share, and 3,000 shares of Restricted Common Stock. The closing price of the stock on November 21, 1997 was $10.50 per share. Dr. Henry received a sign-on bonus of $10,000 and a 1997 year-end bonus of $14,000.

     The following table summarizes Stock Options granted during the fiscal year ended December 31, 1999 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                ------------------------------------------------------     ANNUAL RATES OF
                                  NUMBER OF      PERCENT OF                                  STOCK PRICE
                                 SECURITIES     TOTAL OPTIONS                              APPRECIATION FOR
                                 UNDERLYING      GRANTED TO     EXERCISE                    OPTION TERM(2)
                                   OPTION       EMPLOYEES IN      PRICE     EXPIRATION   --------------------
             NAME               GRANTED(#)(1)    FISCAL 1999    ($/SHARE)      DATE       5%($)      10%($)
             ----               -------------   -------------   ---------   ----------   --------  ----------
Frank Baldino, Jr., Ph.D. ....     41,000           5.7%         $27.625    Dec. 2009    $712,302  $1,805,113
-------------------------------------------------------------------------------------------------------------
Jeffry L. Vaught, Ph.D. ......     10,000           1.4%         $27.625    Dec. 2009    $173,732  $  440,271
-------------------------------------------------------------------------------------------------------------
Robert P. Roche, Jr. .........     15,000           2.1%         $27.625    Dec. 2009    $260,598  $  660,407
-------------------------------------------------------------------------------------------------------------
J. Kevin Buchi................     13,000           1.8%         $27.625    Dec. 2009    $225,852  $  572,353
-------------------------------------------------------------------------------------------------------------
Earl W. Henry, M.D. ..........      9,000           1.3%         $27.625    Dec. 2009    $156,359  $  396,244

---------------
(1) Consists of options granted in December 1999. These options have a ten-year term, commencing December 1999, are exercisable in cumulative 25% annual installments beginning in December 2000, with full vesting occurring by December 2003. The options are subject to acceleration in the case of a Change in Control or a Corporate Transaction, as defined under the Plan.

(2) Potential Realizable Values assume that the price of the Common Stock is equal to the exercise price shown for each particular option on the date of grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will depend on the extent, if any, to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment by the Company throughout the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.

     The following table summarizes option exercises during the fiscal year ended December 31, 1999 and the value of vested and unvested unexercised options for the Named Executive Officers at December 31, 1999.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                  SHARES                         OPTIONS AT               IN-THE-MONEY OPTIONS
                                 ACQUIRED      VALUE        DECEMBER 31, 1999(#)         AT DECEMBER 31, 1999(2)
                                    ON        REALIZED   ---------------------------   ---------------------------
             NAME               EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               -----------   --------   -----------   -------------   -----------   -------------
Frank Baldino, Jr., Ph.D. .....      0           $0        435,000        136,000      $9,998,533     $2,617,495
Jeffry L. Vaught, Ph.D. .......      0           $0        109,075         32,325      $2,301,469     $  634,148
Robert P. Roche, Jr. ..........      0           $0         33,450         27,950      $  671,124     $  422,658
J. Kevin Buchi.................      0           $0         82,825         34,775      $1,683,016     $  641,725
Earl W. Henry, M.D. ...........      0           $0         17,450         36,450      $  431,601     $  760,904

---------------
(1) Market value of underlying securities at exercise date minus the exercise price of all options.

(2) For "in-the-money" options, these amounts are the market value of underlying shares of Common Stock at December 31, 1999, minus the exercise price. These amounts are reported before any taxes associated with exercise or subsequent sale of the underlying stock.

     The Company does not currently grant any long-term incentives other than Stock Options and Restricted Stock to its executive officers or other employees. The Company does not sponsor any defined benefit or actuarial plans at this time.

COMPENSATION OF DIRECTORS

     Non-employee directors receive a fee of $3,000 for each meeting of the board of directors attended as well as reimbursement of their expenses incurred to attend such meetings. In addition to the meeting fee, non-employee directors receive an annual retainer of $18,000. Non-employee directors who are members of a committee of the board of directors receive a $3,000 annual retainer for each such committee membership. Dr. Baldino receives no additional remuneration for his service as a director. Under the Equity Compensation Plan (the "Plan"), new non-employee directors will receive on the effective date they first become a member of the board of directors, a grant of an option to purchase 15,000 shares of the Company's Common Stock. In addition, under the current terms of the Plan, each non-employee director will receive a grant of an option to purchase 10,000 shares of the Company's Common Stock on the date of each annual meeting of stockholders at which he or she is re-elected. The Plan provides that non-employee directors are not eligible to receive in the aggregate options to purchase in excess of 50,000 shares; if Proposal 2 is approved by the stockholders this limit will no longer apply. All options granted to a non-employee director vest over a four-year period with an exercise price equal to the closing market price of the Company's Common Stock on the date of grant. With respect to non-employee directors, upon the occurrence of a Corporate Transaction (as defined in the Plan) or upon Involuntary Termination (as defined in the Plan) of a non-employee director within 36 months following a Change in Control (as defined in the Plan), each option of such non-employee director will automatically accelerate and become fully exercisable and will remain exercisable until the expiration of the option term or earlier surrender of such option. In 1999, Mr. Egan, Dr. Feeney, Mr. Greenacre, Mr. Moley, and Dr. Witzel each received an annual grant of options, under the Plan, to purchase 10,000 shares of Common Stock at an exercise price of $11.187 per share. Mr. King, on September 27, 1999, his effective date of appointment to the Board of Directors, received an option grant under the Plan of 15,000 shares of Common Stock at an exercise price of $18.156 per share.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee annually reviews the performance and total compensation package for all executive officers, considers the modification of existing compensation and employee benefit programs and the adoption of new plans, administers the Plan and reviews the compensation and benefits of non-employee members of the board of directors.

COMPENSATION PHILOSOPHY

     The Compensation Committee believes that a well designed compensation program should align the goals of the stockholder with the goals of the executive and that a significant part of an executive's compensation, over the long term, should be dependent upon the value created for the stockholder. However, the Compensation Committee recognizes that, in the short-term, the market price of the Company's stock will be affected by many factors, some of which may be transient in nature and beyond the control of the Company's executives. This is especially true in the biotechnology industry, which is characterized by a large number of small companies, long product lead times, highly volatile stock prices and, currently, few commercial products. In such an environment, external events, such as negative financial and clinical reports from other members of the biotechnology industry, can have a marked adverse effect on the stock prices of companies within the industry, including Cephalon. In order to attract and retain qualified executives in such an environment, the Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value to stockholders with components based upon the execution of shorter-term strategic goals. These goals include progress in research and drug development programs, success in financings, corporate collaborations, the development of the organization, and the achievement of product sales targets. The Compensation Committee expects that the achievement of these shorter-term goals ultimately will contribute to the long-term success of the enterprise.

OVERVIEW OF 1999

     The Compensation Committee believes that the management team took positive action in 1999 to position the Company for long-term stockholder value and future challenges. Specifically, accomplishments in each of the following areas contributed to achieving the strategic goals outlined above:

Sales Revenue

     - Successfully launching the Company's first product -- PROVIGIL(R) (modafinil) Tablets [C-IV] in the United States, Ireland, and Austria

     - Continuation of the following co-promotion or co-marketing agreements with: Bristol-Myers Squibb Company to sell in the United States STADOL NS(R) (butorphanol tartrate) to neurologists; Laboratoire Aguettant to promote and market in France APOKINON(R) (apomorphine hydrochloride) for the treatment of Parkinson's disease; and Zeneca Limited to promote and market in the United Kingdom ZOMIG(R) (zolmitriptan) tablets for the treatment of migraine

PROVIGIL Clinical Trial Plan

     - Expansion of the PROVIGIL clinical program to other disorders characterized by excessive daytime sleepiness or fatigue, and attention deficit hyperactivity disorder (ADHD)

Collaborative Agreements

     - Initiation of a licensing agreement with Schwarz Pharma to develop and market certain Cephalon compounds in Europe and several other territories outside the United States for the treatment of prostate and other cancers

     - Initiation of a collaborative agreement with H. Lundbeck A/S to discover, develop and market products to treat neurodegenerative diseases and begin clinical trials for CEP-1347

     - Continuation of the collaboration with TAP Holdings Inc., and the completion of Phase I cancer studies for CEP-2563 and CEP-701

Corporate Financings

     - Completion of a debt offering totaling $30,000,000, raised through the private sales of revenue-sharing notes

     - Completion of an offering totaling $125,000,000, raised through the private sale of 2,500,000 shares of Convertible Exchangeable Preferred Stock at $50 per share

Expense Budget

     - Management of expenses within budget

Research and Development Plan

     - Identification of additional pre-development candidates

     - Initiation of clinical studies in CEP-1347

     - Advancing CEP-5214 into development in oncology

     - Obtaining U.S. and foreign patents on various products and processes

In-licensing/co-promoting a new product

     - Initiation of a collaborative agreement with Abbott Laboratories to market and further develop in the United States GABITRIL(R) (tiagabine hydrochloride) for the treatment of partial seizures associated with epilepsy

     Considerable progress in organizational development also was made to expand the management team through the addition of experienced executives to the Clinical Research staff and to the U. S. Sales and Marketing and Commercial organizations.

     The Compensation Committee believes that the accomplishments listed above and the achievement of individual objectives justified increases to executives' base salaries as well as the grant of annual bonuses.

     Cephalon has assembled a senior team with considerable biotechnology and pharmaceutical industry experience, and the Compensation Committee believes that executive retention and incentive will be critical in the years ahead as the Company seeks to move additional product candidates toward commercialization. The market for such executives is becoming increasingly competitive. With the increased hiring in the pharmaceutical industry and continued attempts by competitors to recruit management from the Company, the Committee felt that additional Stock Option Grants should be made to provide an additional retention incentive. For these reasons, and after comparisons with the level of option holdings of executives at biotechnology companies of similar size and stage of development, the Compensation Committee granted additional Stock Options and Restricted Stock to the Chief Executive Officer, the Senior Vice Presidents and other key employees in 1999.

COMPENSATION COMPONENTS

     The Company competes against other biotechnology companies as well as major pharmaceutical companies in the market for qualified personnel. The Compensation Committee has established three categories of compensation for executives: base salary, annual incentive bonus and long-term incentives consisting of Stock Options and Restricted Stock Awards. Salaries for experienced executives of biotechnology companies in the Philadelphia metropolitan area are heavily influenced by the salaries paid by the major pharmaceutical companies which maintain executive staffs in the region. The Company routinely competes against these companies in trying to attract qualified candidates and has successfully induced most of its current executives to leave such organizations. The salaries of Cephalon's executives are set below those levels which would be achieved by executives with similar levels of authority and experience in larger pharmaceutical companies. To compensate for this shortfall and remain competitive in the market for qualified executives, the Company places a correspondingly greater weight on variable pay incentives and longer-term compensation. The Compensation Committee believes that by putting an increased emphasis on variable pay amounts and long-term incentives, the Company is able to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger employers for potential long-term gains in a less stable and more risky environment. The Compensation Committee believes that stockholders in Cephalon share a similar risk profile.

     To ensure that the elements of an executive's compensation remain competitive with other biotechnology companies, the Company conducts and subscribes to a number of compensation surveys. The surveys used for these purposes are provided by outside consultants and do not identify the names of participating companies. Using these surveys, the Company focuses primarily on companies of similar size and stage of development in the biotechnology industry, with the objective of setting a base salary which is generally above average when compared with these companies. Because the number of Cephalon employees exceeded 380 during the year, primary comparisons were made with companies at a similar stage of product development with between 150 and 499 employees. Because the Company has controlled internal headcount by outsourcing many positions relating to supply chain, reimbursement, customer service, manufacturing, distribution, and accounting, the salaries of biotechnology companies with over 500 employees were also considered. Many of the survey participants are included in the Index of NASDAQ Pharmaceutical Stocks used in the Comparative Stock Performance Graph on page 20 of this proxy statement.

     Base Salary. Executive salaries are reviewed by the Compensation Committee at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. During this review, the Compensation Committee considers, in addition to the information provided by the salary surveys, the individual executive's contribution to the Company's achievements and changes in role and responsibility of the executive during the year. Because the Company is experiencing rapid growth and internal change, particular care is taken to ensure that expanded responsibilities are recognized in the calculation of base pay. Executive salary increases in 1999 ranged from 5.5% to 11% of base salary.

     In December 1999, the base salary of Dr. Baldino, the Company's Chairman and Chief Executive Officer, was increased to $500,000 from $450,000, effective January 2000. The Compensation Committee reviewed the results of a survey of executive salaries of other biotechnology companies of similar size, focus, and stage of development and established Dr. Baldino's salary within the upper half of the range of the comparison group. The Compensation Committee made this adjustment after reviewing the progress made by the Company during 1999, as described in this report under the caption "Overview of 1999." The Compensation Committee noted that Cephalon increased both in its worldwide operations and complexity during the year, and that Dr. Baldino's role had expanded in scope and importance commensurately. The Compensation Committee also noted that there was considerable progress in organizational development with the strengthening of the management team through the addition of experienced executives in the Sales and Marketing and Clinical Research staffs.

     Annual Incentive Bonus. Corporate and individual goals and milestones are established at the beginning of the year, and include targets for progress in the Company's research and drug development efforts and in entering into corporate collaborations, financings, and organizational development and sales goals. The Compensation Committee provides bonus incentives for achievement of these goals because it believes that attainment of these goals will ultimately lead to the successful commercialization of the Company's product candidates and will be in the best long-term interests of the Company's stockholders.

     The granting of an annual incentive bonus is discretionary. In 1999 the Compensation Committee approved a Management Incentive Compensation Program which bases bonuses directly on the achievement of corporate and individual objectives. The 1999 bonus award levels were 69.9% of base salary for Dr. Baldino and as much as 43.6% for Senior Vice Presidents. Under the deferred compensation plan for executives, individuals holding the title of Vice President or higher may defer receipt to a future year of all, or a portion, of any annual bonus. Interest on the deferred amounts is determined by the Compensation Committee on an annual basis. In 1999, the rate of interest was 10% and will continue at that rate in 2000.

     During 1999, Dr. Baldino was granted an annual incentive bonus in cash in the amount of $314,500. The Compensation Committee reviewed achievements against objectives in determining that Dr. Baldino should be granted this bonus. Specifically, the Compensation Committee noted the progress made by the Company as described above under the captions "Overview of 1999" and "Compensation Components."

     Long-Term Incentives. Long-term incentives have been provided by means of periodic grants of Stock Options and Restricted Stock under the Plan.

          Stock Options: The options generally have exercise prices equal to the fair market value of the underlying shares of Common Stock on the date of grant, vest over a four-year period and expire ten years from the date of grant. The Compensation Committee considers Stock Options to be a valuable and necessary compensation tool that aligns the long-term financial interests of the Company's executives with the financial interests of its stockholders. Further, the vesting provisions of the Plan serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant. Stock Options are generally granted at the time of employment, and may be granted periodically at the discretion of the Compensation Committee. The Compensation Committee determines the number of options to be granted by comparison to other biotechnology companies at similar stages of development. A survey of competitors reviewed by the Compensation Committee consisted of publicly traded biotechnology firms. Some, but not all, of these companies are included in the Index of NASDAQ Pharmaceutical Stocks in the Comparative Stock Performance Graph. A secondary objective is to ensure that valued executives have significant numbers of unvested options as an incentive to continue their employment and investment in the Company.

          Restricted Stock Awards: Restricted Stock Awards have also been granted periodically at the discretion of the Compensation Committee. Restrictions on the transfer of shares granted under Restricted Stock Awards of Company Stock are based on service, performance and/or such other factors or criteria as the Compensation Committee may determine in its sole discretion. The Compensation Committee considers Restricted Stock Awards to be a valuable and necessary compensation tool and an important component of the Company's long-term incentives. The vesting provisions of the Restricted Stock Awards serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant.

     In December 1999, the Compensation Committee granted Dr. Baldino a Stock Option Grant of 41,000 shares and a Restricted Stock Grant of 41,000 shares. Both the Stock Option and the Restricted Stock Grants vest over four years, at a rate of 25% per year, on the anniversary of the award. In granting these awards, the Compensation Committee considered it important that the Company provide a continuing long-term incentive for retention of Dr. Baldino's services. In addition, the Compensation Committee believes that the achievement of both short and long-term objectives over the next few years will place considerable demands on the executive team, and that their retention and motivation are crucial to building long-term corporate value. Accordingly, in December 1999 the Compensation Committee also granted to the Senior Vice Presidents Restricted Stock Grants of 9,000 to 15,000 shares of Common Stock and Stock Option Grants of 9,000 to 15,000 shares. These awards were made based on their performance during the year, recognizing that their retention and motivation are crucial to the long-term value of the Company.

     Other Compensation. The Compensation Committee continued the matching contributions made by the Company under the Cephalon, Inc. 401(k) Profit Sharing Plan covering all of the Company's eligible employees. The match consists of $0.50 in cash and $0.50 in Common Stock for each $1.00 of employee contribution under the plan. This matching contribution is made only on the first 6% of employee contributions. In the absence of a defined benefit pension plan, this matching contribution allows Cephalon to remain competitive with other companies in the biotechnology and pharmaceutical industries in providing for retirement savings.

     Payments during 1999 to the Company's executives under the various programs discussed above were made with regard to the provisions of section 162(m) of the Internal Revenue Code which became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation". In accordance with current regulations, the amounts received upon the exercise of Stock Options under the Plan will qualify as "performance-based compensation," but the value of the shares received when the shares of Restricted Stock become transferable will not qualify as "performance-based compensation."

                                          Respectfully submitted,

                                          Stock Option and Compensation
                                          Committee:
                                          Robert J. Feeney, Ph.D.
                                          Horst Witzel, Dr.-Ing.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY HOLDINGS OF CERTAIN BENEFICIAL OWNERS

     The following information indicates the beneficial owners of five percent or more of the outstanding shares of Common Stock of the Company as of December 31, 1999, and the number of shares and percentage of all outstanding shares beneficially owned by such persons.

                    NAME AND ADDRESS OF                        AMOUNT AND NATURE OF      PERCENTAGE
                      BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP(1)    OF CLASS(2)
                    -------------------                       -----------------------    -----------
FMR Corp.(3)................................................         4,378,170             13.466%
     82 Devonshire Street
     Boston, Massachusetts 02109

---------------
(1) Except as indicated below, each beneficial owner named in this table has sole voting and investment power with respect to all shares of Common Stock set forth opposite its name above. The information in this table is presented in reliance on information contained in the stock records of the Company or disclosed by the beneficial owners in Schedules 13D and 13G reporting as of December 31, 1999, as filed with the Company.

(2) The percentage for each beneficial owner is calculated based on (i) the aggregate number of all shares reported to be beneficially owned by such group or individual (including all shares issuable to such group or individual upon the exercise of outstanding Stock Options or warrants beneficially owned by them to the extent that such options or warrants are exercisable within sixty days of the date as to which such information is provided); and (ii) the aggregate number of shares of Common Stock outstanding as of December 31, 1999 (32,476,524).

(3) FMR Corp. ("FMR"), Fidelity Management & Research Company ("Fidelity"), Fidelity International Limited ("FIL"), and Edward C. Johnson III and Abigail P. Johnson state in a Schedule 13G that: (i) Fidelity, a wholly-owned subsidiary of FMR, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; (ii) Fidelity is the beneficial owner of 3,911,040 of the shares reported in the Schedule 13G;
    (iii) Mr. Johnson and FMR each has sole dispositive power of the 3,911,040 shares owned by Fidelity. Voting power over these shares resides with Fidelity's Board of Trustees; (iv) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 298,100 of the shares reported in the Schedule 13G; (v) Mr. Johnson and FMR each has sole voting and dispositive power over these 298,100 shares; and (vi) FIL is the beneficial owner of 169,030 of the shares reported in the Schedule 13G and has sole voting and dispositive power over these shares; FMR and FIL are of the view that they are not acting as a "group" under rule 13d-5 and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other. Therefore, they are of the view that the shares held by the other need not be aggregated for purposes of Section 13(d). However, FMR has made the filing on Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR and FIL on a joint basis.

SECURITY HOLDINGS OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table summarizes the beneficial ownership of the Company's Common Stock by the Company's executive officers and directors as of March 1, 2000.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL     PERCENTAGE
                            NAME                               OWNERSHIP(1)(2)    OF CLASS(3)
                            ----                              -----------------   -----------
Frank Baldino, Jr., Ph.D. ..................................        773,247           2.3%
William P. Egan(4)..........................................         88,322             *
J. Kevin Buchi..............................................         98,379             *
Jeffry L. Vaught, Ph.D. ....................................         83,712             *
Robert J. Feeney, Ph.D. ....................................         56,566             *
Kevin E. Moley..............................................         41,000             *
Martyn D. Greenacre.........................................         36,000             *
Robert P. Roche, Jr. .......................................         34,587             *
Earl W. Henry, M.D. ........................................         33,579             *
Horst Witzel, Dr.-Ing.......................................         30,000             *
David R. King...............................................              0             *
All executive officers and directors as a group (14
  persons)..................................................      1,485,197           4.5%

---------------
* Less than 1%.

(1) Except as indicated below, the individual or groups named in this table have sole voting and investment power with respect to all shares of Common Stock indicated above.

(2) Includes shares which may be acquired upon the exercise of outstanding options and warrants that were exercisable as of March 1, 2000 as follows:
    Dr. Baldino 435,002 shares; Mr. Buchi 62,826 shares; Mr. Egan and Dr. Feeney 45,000 shares each; Mr. Greenacre 35,000 shares; Dr. Henry 17,451 shares; Mr. Moley 40,000 shares; Mr. Roche 6,200 shares; Dr. Vaught 60,575 shares; Dr. Witzel 30,000 shares and all executive officers and directors as a group 917,029 shares.

(3) The percentage for each group or individual is based on the aggregate of the shares outstanding as of March 1, 2000 (33,210,636) and all shares issuable to such group or individual upon the exercise of outstanding Stock Options to the extent that such options are exercisable by March 1, 2000.

(4) Includes 21,661 shares of Common Stock held by trusts for the benefit of Mr. Egan's children. Mr. Egan is not a trustee of these trusts. Also includes 21,661 shares of Common Stock held by trusts of which Mr. Egan is a trustee and over which he shares voting and investment control. Mr. Egan disclaims beneficial ownership as to all of such shares held in trusts.

                              RELATED TRANSACTIONS

     In 1998, the disinterested members of the board of directors authorized a loan by the Company to Dr. Baldino in the amount of up to $150,000. The entire amount of the loan has been used by Dr. Baldino as of the date of this proxy statement. The interest (which accrues at the mid-term rate imputed for federal income tax purposes) and principal will be payable in four years. The loan has been made on a non-recourse basis and the principal and accrued interest have been secured by a pledge of shares of Common Stock of the Company owned by Dr. Baldino.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

     Arthur Andersen LLP has served as the Company's independent public accountants since 1987, and is expected to continue to serve in such capacity during 2000. The Company has requested that a representative from Arthur Andersen LLP attend the 2000 annual meeting of stockholders. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of (i) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index"), and (ii) the Index of NASDAQ Pharmaceutical Stocks (the "Pharmaceutical Index"), assuming an investment of $100 on December 31, 1994 in each of: the Common Stock of the Company; the stocks comprising the NASDAQ Index; and the stocks comprising the Pharmaceutical Index.
[INDEX CHART]

                                                                               NASDAQ STOCK MARKET        NASDAQ PHARMACEUTICAL
                                                     CEPHALON, INC.                (US) INDEX                     INDEX
                                                     --------------            -------------------        ---------------------
1994                                                      100.0                       100.0                       100.0
1995                                                      494.0                       141.3                       182.9
1996                                                      248.5                       173.9                       184.0
1997                                                      137.9                       213.1                       190.0
1998                                                      109.1                       300.2                       241.7
1999                                                     4189.4                       542.4                       451.6

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that each director and executive officer of the Company, and any other person who owns more than ten percent of the Company's Common Stock, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such directors, executive officers and stockholders are required by regulation to furnish the Company with copies of such reports. To the knowledge of the Company, based solely upon its review of these reports, as well as written representations to the effect that no other such reports were required to be filed, each covered person met all fiscal 1999 Section 16(a) filing requirements.

                                 OTHER MATTERS

     The board of directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy card relating to the 2001 annual meeting of stockholders, such proposals must be received by the Company not later than December 12, 2000. Proposals should be directed to the attention of the Secretary of the Company.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT EXCLUDING EXHIBITS. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO INVESTOR RELATIONS, CEPHALON, INC., 145 BRANDYWINE PARKWAY, WEST CHESTER, PENNSYLVANIA 19380-4245, (610) 344-0200.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          JOHN E. OSBORN
                                          Secretary

West Chester, Pennsylvania
April 11, 2000

PROXY
                                 CEPHALON, INC.

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 16, 2000

    The undersigned hereby appoints Frank Baldino, Jr., Ph.D. and John E. Osborn, or either one of them acting singly in the absence of the other, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Cephalon, Inc. to be held on May 16, 2000, and any adjournment thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on any other matters properly brought before the meeting or any adjournment thereof, all as set forth in the April 11, 2000 proxy statement.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CEPHALON, INC.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                        PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE. [X]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

                                                                       FOR             WITHHOLD
                                                                   all nominees    for all nominees
 1.  ELECTION OF DIRECTORS                                             [ ]               [ ]
     Nominees: Frank Baldino, Jr., Ph.D., William P. Egan, Robert J. Feeney, Ph.D., Martyn D.
     Greenacre, David R. King, Kevin E. Moley and Horst Witzel, Dr.-Ing.
     WITHHOLD for the following only: (Write in the name of the nominee(s) in the space below)

--------------------------------------------------------------------------------

2. APPROVAL OF AMENDMENT TO, AND RESTATEMENT OF, THE EQUITY               FOR    AGAINST    ABSTAIN
   COMPENSATION PLAN.                                                     [ ]      [ ]        [ ]
  I PLAN TO ATTEND MEETING [ ]
                                                             THE SHARES REPRESENTED BY THIS PROXY
                                                             WILL BE VOTED AS DIRECTED BY THE
                                                             STOCKHOLDER. WHERE NO DIRECTION IS
                                                             GIVEN WHEN THE DULY EXECUTED PROXY IS
                                                             RETURNED SUCH SHARES WILL BE VOTED AT
                                                             THE MEETING FOR ALL NOMINEES NAMED IN
                                                             THE PROPOSAL 1 AND FOR ADOPTION OF
                                                             PROPOSAL 2.

                                                             THE UNDERSIGNED HEREBY ACKNOWLEDGES
                                                             RECEIPT OF THE NOTICE OF ANNUAL
                                                             MEETING, PROXY STATEMENT AND ANNUAL
                                                             REPORT OF CEPHALON, INC.

Signature(s)  _____________________________  Date ______________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                 CEPHALON, INC.

       INSTRUCTIONS TO CEPHALON, INC. 401(k) PROFIT SHARING PLAN TRUSTEE
                      REGARDING VOTE OF EMPLOYER STOCK AT
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 16, 2000

    The undersigned hereby instructs Wilmington Trust Company, the trustee of the Cephalon, Inc. 401(k) Profit Sharing Plan (the "Plan"), to vote all shares of employer stock allocated to the undersigned's account under the Plan in the manner indicated below and on any other matters properly brought before the meeting or any adjournment thereof, all as set forth in the April 11, 2000 proxy statement.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                        PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE. [X]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

                                                                       FOR             WITHHOLD
                                                                   all nominees    for all nominees
 1.  ELECTION OF DIRECTORS                                             [ ]               [ ]
     Nominees: Frank Baldino, Jr., Ph.D., William P. Egan, Robert J. Feeney, Ph.D., Martyn D.
     Greenacre, David R. King, Kevin E. Moley, and Horst Witzel, Dr.-Ing.
     WITHHOLD for the following only: (Write in the name of the nominee(s) in the space below)

--------------------------------------------------------------------------------

2. APPROVAL OF AMENDMENT TO, AND RESTATEMENT OF, THE EQUITY               FOR    AGAINST    ABSTAIN
COMPENSATION PLAN                                                         [ ]      [ ]        [ ]
                                                             THE SHARES REPRESENTED BY THIS VOTING
                                                             INSTRUCTION WILL BE VOTED BY THE
                                                             TRUSTEE OF THE CEPHALON, INC. 401(k)
                                                             PROFIT SHARING PLAN AS DIRECTED BY THE
                                                             PARTICIPANT. WHERE NO DIRECTION IS
                                                             GIVEN SUCH SHARES WILL NOT BE VOTED BY
                                                             THE TRUSTEE.

                                                             THE UNDERSIGNED HEREBY ACKNOWLEDGES
                                                             RECEIPT OF THE NOTICE OF ANNUAL
                                                             MEETING, PROXY STATEMENT AND ANNUAL
                                                             REPORT OF CEPHALON, INC.

Signature(s)  __________________________________________________________________
                                            Date  ______________________________

NOTE: Please sign as name appears hereon.